Exhibit 23J-2

[Day Pitney LLP Letterhead]

April 30, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We are counsel to The Blue Large Cap Fund and The Blue Small Cap Fund (together, the “Funds”), and in so acting have reviewed Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Funds’ Registration Statement on Form N-1A, Registration File Nos. 333-134979 and 811-21908. Representatives of the Fund have advised us that the Fund will file the Post-Effective Amendment pursuant to paragraph (b) of Rule 485 (“Rule 485”) under the Securities Act of 1933, as amended. In connection therewith, the Funds have requested that we provide this letter.

We have reviewed the Post-Effective Amendment and we hereby advise you that the Post-Effective Amendment does not include disclosure which we believe would render it ineligible to become effective pursuant to paragraph (b) of Rule 485.

Very truly yours,
/s/ Day Pitney LLP
DAY PITNEY LLP